Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Barbara Bower
214/863-3020

September 28, 2004

TRAMMELL CROW COMPANY NAMES MIKE MOSES
TO BOARD OF DIRECTORS

Dallas, TX – Trammell Crow Company (TCC: NYSE), one of the nation’s largest diversified commercial real estate services companies, today announced the appointment of Dr. Mike Moses to its Board of Directors. Dr. Moses’ appointment is effective September 28, 2004, and his initial term expires at the Company’s annual meeting of stockholders in 2005, at which time the company anticipates he will be nominated to stand for election by the company’s stockholders for a full three-year term.  Dr. Moses will initially serve on the Audit Committee of the Company’s Board of Directors.

Dr. Moses served as general superintendent of the Dallas Independent School District from January, 2001 until August, 2004.  Prior to working for DISD, Dr. Moses served in Texas public education for more than 25 years, starting as a teacher and administrator in the Duncanville and Garland school districts.  From 1995 to 1999, he served as Texas Commissioner of Education and in 1999 he joined the Texas Tech University System as deputy chancellor.  A native of Nacogdoches, Texas, Dr. Moses earned his bachelor’s and master’s degrees from Stephen F. Austin State University and his doctorate from Texas A&M University at Commerce.

Robert E. Sulentic, Chairman and CEO for Trammell Crow Company, said, “Mike has extensive experience leading and serving large numbers of people from all walks of life and in complex environments.  As a service company whose product is its people, Trammell Crow Company will find his insights invaluable.”

Dr. Moses joins existing Board members Robert E. Sulentic, President & CEO, Trammell Crow Company; William F. Concannon, Vice Chairman, Trammell Crow Company; James R. Erwin, Managing Director, Erwin Graves & Associates; Curtis F. Feeny, Managing Director, Voyager Capital; Jeffrey M. Heller, President and Chief Operating Officer, Electronic Data Systems Corporation; Rowland T. Moriarty, President & CEO, Cubex Corporation; and J. McDonald Williams, Chairman Emeritus of Trammell Crow Company.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the United States. Through its Global Services Group, the company provides building management, brokerage and project management services to both investors in and users of commercial real estate. Development and investment services are provided through the company’s Development and Investment Group.  In addition to its full service offices located throughout the United States, the company has offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to corporate customers. The company delivers brokerage services outside the United States through strategic alliances with leading providers - in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider.  Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the Internet at www.trammellcrow.com